Exhibit 5.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated August 24, 2022 relating to the financial statements of New Pacific Metals Corp. appearing in the Annual Report on Form 40-F of New Pacific Metals Corp. for the year ended June 30, 2022.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada
July 31, 2023